UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2021

Joby Aviation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39524	98-1548118
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2155 Delaware Avenue, Suite #225 Santa Cruz, California		95060
(Address of principal executive offices)		(Zip Code)

(831) 426-3733

(Registrant’s telephone number, including area code)

Reinvent Technology Partners

215 Park Avenue, Floor 11

New York, New York 10003

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	JOBY	New York Stock Exchange
Warrants to purchase common stock	JOBY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “Joby” and the “Company” refer to Joby Aviation, Inc., a Delaware corporation (f/k/a Reinvent Technology Partners, a Delaware corporation), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “RTP” refer to Reinvent Technology Partners, a Delaware corporation, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Selected Definitions” beginning on page iv thereof, and such definitions are incorporated herein by reference.

Due to the large number of events reported under the specified items of Form 8-K, this Report is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 4.01, 5.03, 5.05 and 8.01 of Form 8-K.

Domestication and Merger Transaction

As previously announced, RTP, a Cayman Islands exempted company, previously entered into an Agreement and Plan of Merger, dated as of February 23, 2021 (the “Merger Agreement”), by and among RTP, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTP (“Merger Sub”), and Joby Aero, Inc., a Delaware corporation (“Old Joby”).

On August 10, 2021, as contemplated by the Merger Agreement and described in the section titled “Domestication Proposal” beginning on page 129 of the final prospectus and definitive proxy statement, dated July 16, 2021 (the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”), RTP filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which RTP was domesticated and continues as a Delaware corporation, changing its name to “Joby Aviation, Inc.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding 5,000,000 RTP Class B ordinary shares, par value $0.0001 per share, of RTP (the “RTP Class B ordinary shares”) converted automatically, on a one-for-one basis, into a RTP Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 Class A ordinary shares, par value $0.0001 per share, of RTP (the “RTP Class A ordinary shares”), converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Joby (the “Joby common stock”), (3) each of the then issued and outstanding 17,250,000 redeemable warrants of RTP (the “RTP warrants”) converted automatically into a redeemable warrant to purchase one share of Joby common stock (the “Joby warrants”) pursuant to the Warrant Agreement, dated September 16, 2020 (the “Warrant Agreement”), between RTP and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of RTP that had not been previously separated into the underlying RTP Class A ordinary shares and underlying RTP warrants upon the request of the holder thereof (the “RTP units”), were cancelled and entitled the holder thereof to one share of Joby common stock and one-half of one Joby warrant, and (5) each of the then issued and outstanding 11,533,333 private placement warrants of RTP converted automatically into an Joby warrant pursuant to the Warrant Agreement. No fractional Joby warrants were issued upon separation of the RTP units.

As previously reported on the Current Report on Form 8-K filed with the SEC on August 5, 2021, RTP held an extraordinary general meeting, at which RTP’s shareholders voted to approve the proposals outlined in the Proxy Statement/Prospectus, including, among other things, the adoption of the Merger Agreement and the Domestication. On August 10, 2021, as contemplated by the Merger Agreement and described in the section titled “BCA Proposal” beginning on page 86 of the Proxy Statement/Prospectus, Joby consummated the merger transaction contemplated by the Merger Agreement, whereby Merger Sub merged with and into Old Joby, the separate corporate existence of Merger Sub ceasing and Old Joby being the surviving corporation and a wholly owned subsidiary of Joby (the “Merger” and, together with the Domestication, the “Business Combination”).

In connection with the Business Combination, each share of Old Joby common stock, par value $0.00001 (“Old Joby common stock”) was canceled and converted into the right to receive a number of shares of Joby common stock equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration (as defined in the Merger Agreement) by (y) the number of aggregate fully diluted number of shares of Old Joby common stock (“Exchange Ratio”), and (ii) each share of Old Joby Series Seed-1 Preferred Stock, Old Joby Series Seed-2 Preferred Stock, Old Joby Series A Preferred Stock, Old Joby Series B Preferred Stock and Old Joby Series C Preferred Stock (collectively, the “Old Joby Preferred Stock”) were canceled and converted into the right to receive a number of shares of Joby common stock equal to the Exchange Ratio (the Old Joby Preferred Stock and together with the Old Joby common stock, the “Old Joby Capital Stock”).

Also in connection with the Business Combination, all (i) options to purchase shares of Old Joby common stock (“Joby Options”) and (ii) awards of restricted stock units based on shares of Old Joby common stock (“Joby RSU Awards”, and together with Joby Options, the “Joby Awards”) outstanding as of immediately prior to the Merger were converted into (a) options to purchase shares of Joby common stock (“Joby Aviation Options”) and (b) awards of restricted stock units based on shares of Joby common stock (“Joby Aviation RSU Awards”), respectively.

Subject to the terms of the Merger Agreement, each Joby Aviation Option provides the right to purchase a number of whole shares of Joby common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Old Joby common stock subject to the applicable Joby Option multiplied by (ii) the Exchange Ratio. The exercise price for each Joby Aviation Option equals (i) the exercise price of the applicable Joby Option divided by (ii) the Exchange Ratio. Subject to the terms of the Merger Agreement, each Joby Aviation RSU Award is comprised of that number of whole shares of Joby Aviation common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Old Joby common stock subject to the applicable Joby RSU Award, respectively, multiplied by (ii) the Exchange Ratio.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

PIPE Investment

As previously announced, on February 23, 2021, concurrently with the execution of the Merger Agreement, RTP entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 83,500,000 shares of Joby common stock at $10.00 per share for an aggregate commitment amount of $835,000,0000 (the “PIPE Investment”), a portion of which was funded by certain affiliates of Reinvent Sponsor LLC, a Cayman Islands limited liability company and shareholder of RTP, RTP’s sponsor (the “Sponsor”). The PIPE Investment was consummated substantially concurrently with the Closing.

Immediately after giving effect to the redemption of 42,416,710 Class A ordinary shares of RTP in connection with the Business Combination, the Business Combination and the PIPE Investment, there were 603,887,944 shares of Joby common stock and 28,783,333 Joby warrants outstanding. Upon the consummation of the Business Combination, RTP’s ordinary shares, warrants and units ceased trading on the New York Stock Exchange (the “NYSE”), and Joby’s common stock and warrants began trading on August 11, 2021 on the NYSE under the symbols “JOBY” and “JOBY WS,” respectively. Immediately after giving effect to the Business Combination and the PIPE Investment, (1) RTP’s public shareholders owned approximately 4.40% of the outstanding Joby common stock, (2) Old Joby equity holders (without taking into account any public shares held by Old Joby equity holders prior to the consummation of the Business Combination) owned approximately 80.59% of the outstanding Joby common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) collectively owned approximately 4.76% of the outstanding Joby common stock and (4) the third party PIPE investors owned approximately 10.25% of the outstanding Joby common stock.

Item 1.01. Entry into a Material Definitive Agreement.

Registration Rights Agreement

On August 10, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Joby, the Sponsor, RTP’s directors, certain equtyholders of Joby, and certain of their respective affiliates, as applicable, entered into the Registration Rights Agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement are described in the section of the Proxy

Statement/Prospectus beginning on page 105 titled “Related Agreements—Registration Rights Agreement.” Such description is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.2 to this Report and is incorporated herein by reference.

Lock-up Agreements

On August 10, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Joby and the stockholder parties listed on Exhibit A of the Major Company Equityholders Lock-Up Agreement entered into the Other Company Equityholders Lock-Up Agreement (together, the “Lock-Up Agreements”). The material terms of the Lock-Up Agreements are described in the section of the Proxy Statement/Prospectus beginning on page 105 titled “Related Agreements—Lock-Up Agreements.” Such description is qualified in its entirety by the text of the Major Company Equityholders Lock-Up Agreement and the Other Company Equityholders Lock-Up Agreement, which are included as Exhibits 10.20(a) and 10.20(b) to this Report and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note - Domestication and Merger Transaction” above is incorporated into this Item 2.01 by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as RTP was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When Joby discusses its strategies or plans it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, Joby’s management.

•	the projected financial information, anticipated growth rate, and market opportunity of Joby;

•	the ability to maintain the listing of Joby common stock and Joby warrants on NYSE;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	factors relating to the business, operations and financial performance of Joby and its subsidiaries, including:

•	the impact of the COVID-19 pandemic;

•	the ability of Joby to maintain an effective system of internal controls over financial reporting;

•	the ability of Joby to grow market share in its existing markets or any new markets it may enter;

•	the ability of Joby to respond to general economic conditions;

•	the ability of Joby to manage its growth effectively;

•	the ability of Joby to achieve and maintain profitability in the future;

•	the ability of Joby to access sources of capital to finance operations and growth;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section titled “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus and incorporated herein by reference.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the other documents filed by Joby from time to time with the SEC. The forward-looking statements contained in this Report and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on Joby. There can be no assurance that future developments affecting Joby will be those that Joby has anticipated. Joby undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

Joby’s business is described in the Proxy Statement/Prospectus in the section titled “Information About Joby” beginning on page 204, which is incorporated herein by reference.

Risk Factors

The risks associated with Joby’s business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 34 and are incorporated herein by reference. A summary of the risks associated with Joby’s business is also included on pages 22-23 of the Proxy Statement/Prospectus under the heading “Risk Factors” and are incorporated herein by reference.

Financial Information

The (i) audited consolidated financial statements of Old Joby as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus beginning on page F-49 of the Proxy Statement/Prospectus and (ii) unaudited condensed consolidated financial statements of Old Joby as of and for the periods ended June 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

The unaudited pro forma condensed combined financial information of RTP and Old Joby as of and for the six months ended June 30, 2021 and as of and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of Joby’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data”, the historical audited annual statements for the years ended December 31, 2020 and 2019, and the related notes that are included elsewhere in this Report and the historical unaudited interim statements for the six months ended June 30, 2021 and 2020, and the related notes that are included elsewhere in this Report. The discussion and analysis should also be read together with the pro forma financial information as of and for the year ended December 31, 2020 (and for the six months ended June 30, 2021). See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Joby’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Report.

Overview

We have spent more than a decade designing and testing a piloted all-electric aircraft that can take off and land vertically, while cruising like a traditional airplane. The aircraft is quiet when taking off, near silent when flying overhead and is designed to transport a pilot and four passengers at speeds of up to 200 mph, with a maximum range of 150 miles on a single charge. The low noise enabled by the all-electric powertrain will allow the aircraft to operate around dense, urban areas while blending into the background noise of cities. With more than 1,000 successful test flights already completed, and the only electric vertical takeoff and landing (eVTOL) aircraft developer to receive a G-1 certification basis to date, we believe our aircraft will be the first of its kind to earn airworthiness certification from the Federal Aviation Administration (FAA).

We don’t intend to sell these aircraft to third parties or individual consumers. Instead, we will manufacture, own and operate our aircraft, building a vertically integrated transportation company that will deliver a convenient app-based aerial ridesharing service directly to end-users, beginning commercial passenger service in 2024. We believe this business model will generate the greatest economic returns, while providing us with end-to-end control over the customer experience to optimize for customer safety, comfort and value.

Since our inception in 2009, we have been primarily engaged in research and development of eVTOL aircraft. We incurred net operating losses and negative cash flows from operations in every year since its inception. As of June 30, 2021, we had an accumulated deficit of $402.8 million. We have funded our operations primarily with proceeds from the issuance of redeemable convertible preferred stock.

The Business Combination

We entered into the Merger Agreement with RTP, a special purpose acquisition company, on February 23, 2021. Pursuant to the Merger Agreement, and assuming a favorable vote of RTP’s stockholders, Merger Sub, a newly formed subsidiary of RTP, will be merged with and into Joby. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; Joby will survive and become a wholly owned subsidiary of RTP, which will be renamed Joby Aviation, Inc.

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. We expect to be deemed the accounting predecessor of the combined business, and Joby Aviation, Inc. (“Joby Aviation”) as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future capital structure and operating results, de-risking our product development, manufacturing and commercialization. The most significant changes in Joby Aviation’s future reported financial positions are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2021) of $1,016 million, including approximately $835.0 million in proceeds from the PIPE Investment to be consummated substantially simultaneously with the Business Combination, net of $80.8 million in transaction costs for the Business Combination, of which $24.4 million represents deferred underwriter and legal fees related to RTP’s initial public offering. See “Unaudited Pro Forma Combined Financial Information.”

As a result of the Business Combination, we expect to become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Key Factors Affecting Operating Results

See the section entitled “Risk Factors” for a further discussion of these considerations.

Development of the Urban Air Mobility market

Our revenue will be directly tied to the continued development of short distance aerial transportation. While we believe the market for Urban Air Mobility (UAM) will be large, it remains undeveloped and there is no guarantee of future demand. We anticipate commercialization of our service beginning in 2024, and our business will require significant investment leading up to launching passenger services, including, but not limited to, final engineering designs, prototyping and testing, manufacturing, software development, certification, pilot training and commercialization.

We believe one of the primary drivers for adoption of our aerial ridesharing service is the value proposition and time savings offered by aerial mobility relative to traditional ground-based transportation. Additional factors impacting the pace of adoption of our aerial ridesharing service include but are not limited to: perceptions about eVTOL quality, safety, performance and cost; perceptions about the limited range over which eVTOL may be flown on a single battery charge; volatility in the cost of oil and gasoline; availability of competing forms of transportation, such as ground or air taxi or ride-hailing services; the development of adequate infrastructure; consumers’ perception about the convenience and cost of transportation using eVTOL relative to ground-based alternatives; and increases in fuel efficiency, autonomy, or electrification of cars. In addition, macroeconomic factors could impact demand for UAM services, particularly if end-user pricing is at a premium to ground-based transportation alternatives or more permanent work-from-home behaviors persist following the COVID pandemic. We anticipate initial operations in selected high-density metropolitan areas where traffic congestion is particularly acute and operating conditions are suitable for early eVTOL operations. If the market for UAM does not develop as expected, this would impact our ability to generate revenue or grow our business.

Competition

We believe that the primary sources of competition for our service are ground-based mobility solutions, other eVTOL developers/operators and local/regional incumbent aircraft charter services. While we expect to be first to market with an eVTOL facilitated aerial ridesharing service, we expect this industry to be dynamic and increasingly competitive; it is possible that our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. If new companies or existing aerospace companies launch competing solutions in the markets in which we intend to operate and obtain large-scale capital investment, we may face increased competition. Additionally, our competitors may benefit from our efforts in developing consumer and community acceptance for eVTOL aircraft and aerial ridesharing, making it easier for them to obtain the permits and authorizations required to operate an aerial ridesharing service in the markets in which we intend to launch or in other markets. In the event we do not capture the first mover advantage that we anticipate, it may harm our business, financial condition, operating results and prospects. For a more comprehensive discussion, please see the section entitled “Risk Factors.”

Government Certification

We also announced that we have agreed to a “G-1” certification basis for our aircraft with the Federal Aviation Administration (“FAA”). This agreement lays out the specific requirements that need to be met by our aircraft for it to be certified for commercial operations. “G-1” outlines the criteria that need to be met in order for an aircraft to be certified for civil commercial operations, and reaching this milestone marks a key step on the way towards certifying any new aircraft in the U.S. Our aircraft will be certified in line with the FAA’s existing Part 23 requirements for Normal Category Airplanes, with special conditions introduced to address requirements specific to our unique aircraft. These special conditions, defined in the “G-1” document, are expected to be published in the U.S. Federal Register in 2021. We will also need to obtain authorizations and certifications related to the production of our aircraft and the deployment of our aerial ridesharing service. While we anticipate being able to meet the requirements of such authorizations and certifications, we may be unable to obtain such authorizations and certifications, or to do so on the timeline we project. Should we fail to obtain any of the required authorizations or certifications, or do so in a timely manner, or any of these authorizations or certifications are modified, suspended or revoked after we obtain them, we may be unable to launch our commercial service or do so on the timelines we project, which would have adverse effects on our business, prospects, financial condition and/or results of operations.

Agility Prime

In December of 2020, we became the first company to receive airworthiness approval for an eVTOL aircraft from the U.S. Air Force, and in the first quarter of 2021, we officially began on-base operations under contract pursuant to the U.S. Air Force’s Agility Prime program. Our multi-year relationship with the U.S. Air Force and other U.S. Government agencies provides us with a compelling opportunity to more thoroughly understand the operational capabilities and maintenance profiles of our aircraft in advance of commercial launch. In addition to the operational learnings, our existing contracts also provide for more than $40 million of payments through 2024 based upon full performance, and we are actively pursuing additional contracts and relationships that would further secure these on-base operations going forward. Our U.S. government contracting party may modify, curtail or terminate its contracts with us without prior notice and either at its convenience or for default based on performance, or may decline to accept performance or exercise subsequent option years. We may also be unable to secure additional contracts or continue to grow our relationship with the U.S. government and/or Department of Defense.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain for manufacturers and suppliers, and has led to a decrease in the need of transportation services around the world.

As a result of the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in meetings, events and conferences) and implemented additional safety protocols for essential workers. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown.

Fully-Integrated Business Model

Our business model to serve as a fully-integrated eVTOL transportation service provider is uncertain. Present projections indicate that payback periods on aircraft will result in a viable business model over the long-term as production volumes scale and unit economics improve to support sufficient market adoption. As with any new industry and business model, numerous risks and uncertainties exist. Our financial results are dependent on certifying and delivering aircraft on time and at a cost that supports returns at prices that sufficient numbers of customers are willing to pay based on value arising from time and efficiency savings from utilizing eVTOL services. Our aircraft include numerous parts and manufacturing processes unique to eVTOL aircraft, in general, and our product design, in particular. Best efforts have been made to estimate costs in our planning projections; however, the variable cost associated with assembling our aircraft at scale remains uncertain at this stage of development. The success of our business also is dependent, in part, on the utilization rate of our aircraft and reductions in utilization will adversely impact our financial performance. Our aircraft may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. Our inability to operate safely in these conditions will reduce our aircraft utilization and cause delays and disruptions in our services. We intend to maintain a high daily aircraft utilization rate which is the amount of time our aircraft spend in the air carrying passengers. High daily aircraft utilization is achieved in part by reducing turnaround times at skyports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events.

Components of Results of Operations

Research and Development Expenses

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, and stock-based compensation, costs of consulting, equipment and materials, depreciation and amortization and allocations of overhead, including rent, information technology costs and utilities. Research and development expenses are partially offset by payments we received in the form of government grants, including those received under the Agility Prime program.

We expect our research and development expenses to increase as we increase staffing to support aircraft engineering and software development, build aircraft prototypes, and continue to explore and develop next generation aircraft and technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated depreciation, rent, information technology costs and utilities.

Near term increases in selling, general and administrative expenses are expected to be related to hiring additional personnel and consultants to support our commercialization efforts and compliance with the applicable provisions of the Sarbanes-Oxley Act (“SOX”) and other U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

Investment in SummerBio, LLC

Following the outbreak of the COVID-19 pandemic, our management determined that certain previously developed technology that was accessible to us could be repurposed and applied to providing high-volume, rapid COVID-19 diagnostic testing. To enable the development and deployment of this technology, in May 2020, SummerBio, LLC (“SummerBio”) was established. SummerBio was 100% beneficially owned by us, and a fully consolidated subsidiary until August 24, 2020.

On August 24, 2020 SummerBio raised additional financing through issuing equity instruments to other investors and changed the structure of its board of directors, as a result of which we concluded that on August 24, 2020 we no longer had a controlling interest in SummerBio. We concluded that our retained interest in SummerBio should be accounted for under the equity method. Accordingly, we deconsolidated SummerBio, recognized our remaining investment in SummerBio as an equity investment at a fair value of $5.2 million, derecognized net liabilities of SummerBio of $1.7 million and recognized a gain on deconsolidation of $6.9 million, which is included in other income on the consolidated statement of operations for the year ended December 31, 2020. We recognized our share of earnings of SummerBio as income from equity method investment on the consolidated statement of operations for the total amount of $8.9 million and $5.8 million for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively.

Acquisition of Uber Elevate

On January 11, 2021, we completed the acquisition of a portion of Uber Technologies, Inc.’s (“Uber”) business dedicated to development of aerial ridesharing (“Uber Elevate”) in exchange for consideration in the form of 2,581,285 of Joby’s Series C redeemable convertible preferred shares. Concurrently with the acquisition of Uber

Elevate, Joby issued to Uber a convertible note for the total principal amount of $75.0 million. Joby determined that the convertible note included a discount of approximately $0.5 million, which is attributable to the consideration transferred by Joby in this acquisition. Following the acquisition date of January 11, 2021, the results of operations of Uber Elevate are fully consolidated in our consolidated statement of operations.

Asset Acquisition

On April 6, 2021, we completed acquisition of an entity (the “acquiree”) engaged in the development of transportation technology with application to aviation, whereby it acquired all the outstanding shares of the acquiree in exchange for a total consideration consisting of (i) $5.0 million in cash, (ii) 774,385 shares of Series C Preferred stock with the aggregate acquisition date fair value of $23.9 million. Upon closing of the acquisition, the acquiree’s former shareholders became our employees. The Series C Preferred shares issued to the former shareholders as part of the total consideration are subject to a six year quarterly vesting term, which is contingent of the continued employment of the former shareholders with the Company. We concluded that Series C Preferred shares are considered to be a part of the former shareholders’ postcombination compensation expense rather than part of purchase consideration.

The acquisition was accounted for as an asset acquisition. The purchase consideration of $5.0 million was allocated to the acquired in-process research and development (“IPR&D”) assets, $0.1 million was allocated to the acquired current liabilities and less then $0.1 million allocated to the acquired current assets. We concluded that acquired IPR&D assets are to be used only in specific programs and have no alternative future use if such programs fail to result in a commercialized product. Therefore, the acquired IPR&D assets were immediately written off and reflected as part of research and development expenses in the condensed consolidated statement of operations.

Preferred Stock Warrant

On March 19, 2021 we entered into a government grant contract with In-Q-Tel, an independent nonprofit corporation under contract to the Central Intelligence Agency of the U.S. Government, under which we receive payments from In-Q-Tel in support of the development of our technology and future services offering. Upon submission of certain specified deliverables over the span of three to five months we will receive a total of $1.0 million from In-Q-Tel.

In connection with entering into the government grant contract with In-Q-Tel, Joby issued to In-Q-Tel a warrant for 19,857 shares of our Series C redeemable convertible preferred shares with an issuance date fair value of $0.6 million and recognized a respective deferred cost. The deferred cost will be amortized to research and development expenses as we earn the $1.0 million in government grants from In-Q-Tel.

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalents and investments in marketable securities.

Interest Expense

Interest expense consists primarily of the interest on our convertible notes, equipment finance leases and tenant improvement loans. Interest on convertible notes relates to convertible notes that converted into Series C redeemable convertible preferred shares in December 2019 and Series C redeemeable convertible preferred notes issued to Uber in January 2021.

Loss from Changes in Fair Value of Derivative Liability

The convertible promissory notes issued in December 2018, and January 2019 contained embedded features that provided the lenders with multiple settlement alternatives. Certain conversion and redemption features embedded in the convertible notes met the requirements for separate accounting and were accounted for as a single, compound derivative instrument for each round of convertible note financing. The compound derivative instruments were recorded at fair value at inception and were subject to remeasurement to fair value at each consolidated balance sheet date, with the change in fair value reflected in the consolidated statements of operations. In December 2019, the 2018 and 2019 convertible notes were converted into Series C redeemable convertible preferred shares, and the derivative instruments were settled as part of the conversion.

Loss on extinguishment of convertible notes

During 2019, the convertible promissory notes issued in December 2018 and January 2019 were converted into Series C redeemable convertible preferred shares, and we recognized a loss on extinguishment of convertible notes at the date of the conversion.

Provision for Income Taxes

Our provision for income taxes consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to the level of historical losses, we maintain a valuation allowance against U.S. federal and state deferred tax assets as it has been concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

The following table summarizes our historical results of operations for the periods indicated (in thousands, except percentage):

	Six Months Ended June 30,		Change
	2021	2020	($)	(%)
Operating expenses
Research and development	$88,218	$46,227	41,991	91%
Selling, general and administrative	25,980	9,597	16,383	171%

Total operating expenses	114,198	55,824	58,374	105%

Loss from operations	(114,198)	(55,824)	(58,374)	105%
Interest income	672	3,598	(2,926)	(81)%
Interest expense	(1,904)	(128)	(1,776)	1,388%
Income from equity method investment	8,891	—	8,891	100%
Other income, net	37	134	n.m.	n.m.

Total other income, net	7,696	3,604	4,092	114%
Loss before income taxes	(106,502)	(52,220)	(54,282)	104%

Income tax expenses	9	17	n.m.	n.m.
Net loss	$(106,511)	$(52,237)	(54,274)	104%

*	n.m. marks changes that are not meaningful for further discussion.

Research and Development Expenses

Research and development increased by $42.0 million, or 91%, to 88.2 million during the six months ended June 30, 2021 from $46.2 million during the six months ended June 30, 2020. The increase was primarily attributable to a $31.6 million increase in personnel to support aircraft engineering, software development, manufacturing process development, and certification and increased materials used in prototype development and testing. These increases were offset partially by government research & development grants earned through increased operations as part of our Department of Defense contracts.

Selling, general and Administrative Expenses

Selling, general and administrative expenses increased by $16.4 million, or 171%, to $26.0 million during the six months ended June 20, 2021 from $9.6 million during the six months ended June 30, 2020. The increase was primarily attributable to increased headcount to support operations growth, including IT, legal, facilities, HR, and finance. Additional cost increases primarily reflect professional services related to legal, accounting and recruiting support.

Interest Income

Interest income decreased by $2.9 million, or 81%, to $0.7 million during the six months ended June 30, 2021 from $3.6 million during the six months ended June 30, 2020, driven mainly by the decline in interest rates on our short-term investments and bank deposits.

Interest Expense

Interest expenses increased by $1.8 million, or 1,388%, to $1.9 million during the six months ended June 30, 2021 from $0.1 million during the six months ended June, 2020 due to the interest expense on the convertible notes issued in January 2021 to Uber.

Comparison of year Ended December 31, 2020 to the year Ended December 31, 2019

The following table summarizes our historical results of operations for the periods indicated (in thousands, except percentage):

	Year Ended December 31,		Change
	2020	2019	($)	(%)
Operating expenses
Research and development	$108,741	$70,178	38,563	55%
Selling, general and administrative	23,495	13,970	9,525	68%
Total operating expenses	132,236	84,148	48,088	57%

Loss from operations	(132,236)	(84,148)	(48,088)	57%

Interest income	5,428	1,937	3,491	180%
Interest expense	(249)	(22,952)	22,703	(99)%
Income from equity method investment	5,799	—	5,799	100%
Gain on deconsolidation of subsidiary	6,904	—	6,904	100%
Loss from changes in fair value of derivative liabilities	—	(4,947)	4,947	-100%
Convertible note extinguishment loss	—	(366)	366	-100%
Other income, net	221	129	n.m.	n.m.

Total other income (expense), net	18,103	(26,199)

Loss before income taxes	(114,133)	(110,347)	(3,786)	3%

Income tax expenses	31	2	n.m.	n.m.
Net loss	$(114,164)	$(110,349)	(3,815)	3%

*	n.m. marks changes that are not meaningful for further discussion.

Research and Development Expenses

Research and development increased by $38.6 million, or 55%, to $108.7 million during the year ended December 31, 2020 from $70.2 million during the year ended December 31, 2019. The increase was primarily attributable to a $29.9 million increase in personnel expenses as a result of increased headcount to support aircraft engineering, software development, manufacturing process development, and certification. Other costs include increased materials used in prototype development and testing, and higher depreciation and amortization due to acquisition of additional equipment and facility leasehold improvements. In 2020, our research and development expenses also included $1.8 million for cost associated with SummerBio, which was deconsolidated within the year.

Selling, general and Administrative Expenses

Selling, general and administrative expenses increased by $9.5 million, or 68%, to $23.5 million during the year ended December 31, 2020 from $14.0 million during the year ended December 31, 2019. The increase was primarily attributable to a $4.4 million increase in personnel expenses from increased headcount to support operations growth, including IT, legal, facilities, HR, finance, and business development. Additional cost increases primarily reflect professional services related to legal and patent prosecution, consulting services and software and data storage expenses. In 2020, selling, general and administrative expenses related to SummerBio totaled $0.6 million prior to deconsolidation.

Interest Income

Interest income increased by $3.5 million, or 180%, to $5.4 million during the year ended December 31, 2020 from $1.9 million during the year ended December 31, 2019, driven mainly by income on short-term investments and bank deposits, reflecting our higher overall investment balances as a result of our convertible note and Series C preferred stock financings.

Interest Expense

Interest expenses decreased by $22.7 million, or 99%, to $0.2 million during the year ended December 31, 2020 from $23.0 million during the year ended December 31, 2019 reflecting the conversion of our convertible notes into Series C redeemable convertible preferred shares in December 2019.

Income from equity method investment and gain on disposal of subsidiary

Upon deconsolidation of SummerBio in August 2020, we recognized our retained interest in SummerBio as an equity method investment at fair value, which resulted in recognizing a gain of $6.9 million during 2020. In addition, following deconsolidation of SummerBio, we recognized our respective share of SummerBio’s income from the date of deconsolidation until December 31, 2020 of $5.8 million under equity method of accounting.

Loss from Change in Fair Value of Convertible Promissory Note Derivative Liability

Loss from the change in the fair value of derivative liabilities was $0 for the year ended December 31, 2020, compared to $5.0 million for the year ended December 31, 2019, due to remeasurement of the derivative liabilities to fair value prior to the settlement of this derivative liability upon conversion of the convertible notes into Series C redeemable convertible preferred shares in December 2019.

Convertible note extinguishment loss

Loss on conversion of convertible notes was nil for the year ended December 31, 2020, compared to $0.4 million for the year ended December 31, 2019, due to the settlement of the convertible promissory notes upon conversion of the notes into shares of Series C redeemable convertible preferred stock in December 2019.

Liquidity and Capital Resources

Sources of Liquidity

We incurred net losses and negative operating cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, we have funded our operations primarily with proceeds from the issuance of redeemable convertible preferred stock and convertible notes. From inception through June 30, 2021, we raised net proceeds of $843.3 million from the issuances of redeemable convertible preferred stock and convertible notes. As of June 30, 2021, we had cash, cash equivalents and restricted cash of $45.0 million and short-term investment in marketable securities of $375.2 million. Restricted cash, totaling $0.8 million, reflects a security deposit on leased facilities. In January 2021 we issued a convertible note to Uber for the net proceeds of $75.0 million. The convertible note bears interest at 5% per annum and has a maturity date on January 11, 2023. Upon occurrence of a SPAC transaction the convertible note’s then outstanding principal and accrued but unpaid interest will convert into our Series C redeemable convertible preferred shares. We believe that our cash on hand will satisfy our working capital and capital requirements for at least the next twelve months from the date on which our consolidated financial statements were available to be issued.

Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we expect to receive from the business combination and PIPE Investment, together with the cash we expect to generate from future operations will provide sufficient funding to support initial commercial operations. Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our research and development activities and other personnel cost. Near-term capital requirements through 2024 leading to initial commercialization are estimated to total of approximately $850-$900 million and include pilot plant production to support production certification, scaled manufacturing operations for commercialization, infrastructure and skyport development, pilot training and production of aircraft. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our production investments, the pace of our production ramp-up, infrastructure investments in skyports, expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

The following tables set forth a summary of our cash flows for the periods indicated (in thousands, except percentage):

	Six Months Ended June 30,		Change
	2021	2020	($)	(%)
Net cash (used in) provided by:
Operating activities	$(77,533)	$(47,938)	(29,595)	62%
Investing activities	(28,940)	(409,535)	380,595	(93)%
Financing activities	73,469	72,000	1,469	2%

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(33,004)	$(385,473)	352,469	(91)%

	Year Ended December 31,		Change
	2020	2019	($)	(%)
Net cash (used in) provided by:
Operating activities	$(105,900)	$(76,237)	(29,663)	39%
Investing activities	(393,159)	(9,240)	(383,919)	4,155%
Financing activities	69,220	468,410	(399,190)	(85)%

Net (decrease) increase in cash, cash equivalents, and restricted cash	$(429,839)	$382,933	(812,772)	(212)%

Net Cash Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $77.5 million, consisting primarily of a net loss of $106.5 million, which included $11.8 million stock-based compensation expense, a $7.3 million depreciation and amortization expense, $5.0 million write-off of acquired in-process research and development assets, $3.7 million other noncash compensation expense, $2.5 million net accretion and amortization of our investments in marketable securities, $2.1 million income from equity method investment, $1.8 million non-cash interest expense, and a increase in our net working capital of $1.2 million, reflecting primarily lower receivables.

Net cash used in operating activities for the six months ended June 30, 2020 was $47.9 million, consisting primarily of a net loss of $52.2 million, which included a $3.3 million depreciation and amortization expense, $2.7 million stock-based compensation expense, $0.5 million net accretion and amortization of our investments in marketable securities and an increase in our net working capital of $1.1 million, reflecting primarily an increase in prepaid expenses.

Net cash used in operating activities for the year ended December 31, 2020 was $105.9 million, consisting primarily of a net loss of $114.2 million, which included a $7.4 million depreciation and amortization expense, $7.2 stock-based compensation expense, $5.8 million income from equity method investment, $6.9 million gain on deconsolidation of SummerBio, $1.2 net accretion and amortization of our investments in marketable securities and a decrease in our net working capital of $5.2 million. The decrease in our net working capital was primarily due to a decrease of prepaid expenses and other current assets of $1.4 million, an increase in accounts payable of $3.3 million and an increase in accrued expenses and other current liabilities of $5.3 million, partially offset by a $4.5 million increase in receivables.

Net cash used in operating activities for the year ended December 31, 2019 was $76.2 million, consisting primarily of a net loss of $110.3 million, which included a $4.0 million depreciation and amortization expense, $3.9 million stock-based compensation expense, $22.8 noncash interest expense related to convertible notes, $4.9 million loss from change in the fair value of derivative liabilities and an increase in our net working capital of $1.9 million. The increase in our net working capital was primarily due to an increase of prepaid expenses and other current assets of $4.2 million, partially offset by an increase in accounts payable of $1.2 million, an increase in accrued expenses and other current liabilities of $0.6 million and an increase in deferred rent of $0.6 million.

Net Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was primarily due to purchases of marketable securities of $289.1 million and purchases of property, equipment of $14.5 million and acquisition of assets of $5.0 million, offset by proceeds from the sales of marketable securities of $40.2 million and proceeds from maturities of marketable securities of $239.4 million.

Net cash used in investing activities for the six months ended June 30, 2020 was primarily due to purchases of marketable securities of $457.0 million and purchases of property and equipment of $13.5 million partially offset by proceeds from marketable securities of $61.0 million.

Net cash used in investing activities for the year ended December 31, 2020, was primarily due to $23.3 million purchases of property and equipment to support research and development activities and $620.8 million purchases of marketable securities, partially offset by proceeds from maturities and redemptions of marketable securities of $251.3 million.

Net cash used in investing activities for the year ended December 31, 2019 was due to $9.2 million purchase of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was primarily due to proceeds from issuance of the convertible note to Uber for a net amount of $75.0 million, $0.6 million from exercise of stock options and stock purchase rights, and $0.1 million from issuance preferred stock warrants, partially offset with payments for deferred offering costs of $1.6 million, $0.4 capital lease obligations and repayment of tenant improvement loan of $0.1 million.

Net cash provided by financing activities for the six months ended June 30, 2020 was primarily due to proceeds from issuance of Series C redeemable convertible preferred shares for a net amount of $69.7 million, $2.7 million issuance of notes payable partially offset with payments on capital lease obligation of $0.4 million and repayment of tenant improvement loan of $0.3 million.

Net cash provided by financing activities for the year ended December 31, 2020 was primarily due to proceeds from issuance of Series C redeemable convertible preferred shares for a net amount of $69.9 million, partially offset by repayment of capital lease obligation of $0.6 million.

Net cash provided by financing activities for the year ended December 31, 2019 was primarily due to proceeds from issuance of Series C redeemable convertible preferred shares for a net amount of $454.3 million, $12.3 million from issuance of convertible notes, $1.4 million from exercise of stock options and $1.1 million from tenant improvement loan, partially offset by repayment of capital lease obligation of $0.5 million.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies and estimates to be critical to the preparation of our consolidated financial statements.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation, and account for forfeitures as they occur. We selected the Black-Scholes-Merton (“Black-Scholes”) option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term, expected volatility of the underlying stock, risk-free interest rate and expected dividend yield.

Expected volatility — As we are not a publicly traded Company, the expected volatility for our stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield — The expected dividend rate is zero as we currently have no history or expectation of declaring dividends on Joby common stock.

Expected term — The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Fair Value of Common Stock

The fair value of our common stock is determined by the board of directors with assistance from management and, in part, on input from an independent third-party valuation firm. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock.

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (“Practice Aid”), our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•

the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers, if any;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing Joby common stock, the fair value of our business was determined using various valuation methods, including combinations of income, market and cost approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. Based on our early stage of development and other relevant factors, we determined that the Option Pricing Method (“OPM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Joby common stock. OPM uses option theory to value the various classes of a company’s securities in light of their respective claims to the enterprise value. Total stockholders’ equity value is allocated to the various share classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. A Black-Scholes closed form option pricing model is typically employed in this analysis, with an option term assumption that is consistent with Management’s expected time to a liquidity event and a volatility assumption based on the estimated stock price volatility of a peer group of comparable public companies over a similar term.

In determining the estimated fair value of Joby common stock, our board of directors also considered the fact that our stockholders could not freely trade Joby common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of Joby common stock based on the weighted-average expected time to liquidity. The estimated fair value of Joby common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of Joby common stock. Following the Business Combination, it will not be necessary to determine the fair value of Joby Aviation common stock as the shares will be traded in a public market.

Changes in the Estimated Fair Value of Joby Common Stock During the Periods Presented

Below we present a discussion regarding material differences between the valuations used to determine the fair value of our common stock relative to the fair value implied by the Business Combination.

Valuation History — In August 2019, we commenced a funding round led by Toyota Motor Corporation which resulted in the sale of Series C redeemable convertible preferred shares of approximately $525.0 million, which began in December 2019 and materially concluded in June 2020. As of December 2019, the 409A valuation of Joby common stock was determined to be $7.85 per share. In determining the fair value of common stock in the December 2019 409A valuation, we utilized the price of Series C redeemable convertible preferred shares as the most recent capital raise transaction, noting that no significant changes in our operations have occurred between August and December 2019.

In April 2020 and September 2020, Joby common stock value was determined to be $10.08 per share and $16.78 per share, respectively.

In 2020, Joby common stock price increased mainly due to gradual improvements made by us in research and development. In 2020, we entered into a strategic partnership with Toyota, whose partnership brings scaled manufacturing experience and quality to our operations. Further in 2020, to our knowledge, we became the first company that has agreed to a G-1 certification basis for aircraft with the Federal Aviation Administration (“FAA”). In addition, we received the U.S. Air Force’s first military airworthiness approval for an eVTOL passenger aircraft.

Beginning in December 2020, we started to investigate entering into a transaction with a SPAC. From December 2020 through January 2021, there were initial SPAC meetings, and a non-binding LOI was executed with the Company on January 22, 2021. The LOI set forth the basic terms of a potential transaction between Joby and the Company, contemplating a pre-money equity value of $5,000.0 million for Joby as well as a PIPE Investment of between $310 million and $510 million in the aggregate, subject to finalization of due diligence, negotiation and execution of definitive agreements, and obtention of sufficient commitments from PIPE Investors.

On January 11 2021, in connection with the acquisition of Uber Elevate, we performed a 409A valuation of Joby common stock, which was determined to be $28.45 per share.

On February 23, 2021 we entered into the Merger Agreement with RTP. The fair value of our common stock implied in the Merger Agreement at the close of the transaction was estimated at approximately $34.0 per share. On February 23, 2021, we performed a 409A valuation of Joby common stock, which was determined to be $29.70 per share. Subsequently, on June 14, 2021 we performed a 409A valuation of Joby common stock, which was determined to be $31.01 per share.

Below is the summary of 409A valuation reports performed during 2020 and 2021.

409A Valuation Date	Common Stock Fair Value
12/23/2019	$7.85
4/20/2020	$10.08
9/30/2020	$16.78
1/11/2021	$28.45
2/23/2021	$29.70
6/14/2021	$31.01

For the December 2019 409A valuation, we applied a market-based valuation approach to determine the common stock fair value. To arrive at the fair value of common stock, Joby assigned 100% weighting to OPM.

For the April 2020 and September 2020 409A valuations, we applied valuation methods that relied on a continuing operations scenario approach, whereby during the periods discussed above, the time to liquidity was approximately two to two and half years, as adjusted as appropriate depending on the valuation date.

With the signing of the LOI with a SPAC on January 22, 2021, we adjusted our valuation assumptions in the January 11, 2021 409A valuation report. Specifically, beginning with the January 11, 2021 409A valuation, we utilized a combination approach relying on (1) a continued operations scenario and (2) a transaction scenario, which we described as the hybrid method (the “Hybrid Method”). The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method is also appropriate when various possible future outcomes are assumed by management of Joby. The Hybrid Method considers a company’s going concern nature, stage of development and the company’s ability to forecast near and long-term future liquidity scenarios. The Hybrid Method was deemed the most appropriate due to the execution of the LOI. The outcomes of each scenario are assigned a probability, and a future equity value under each outcome is then estimated.

A discussion of the two scenarios used in the Hybrid Method as of January 11, 2021 is as follows:

Continuing Operations Scenario:

Under the continuing operations scenario (the “Continuing Operations Scenario”), we utilized an income approach to estimate the enterprise value of Joby and the option pricing model to allocate the resulting enterprise value to the various classes of securities of Joby, resulting in a per share value of $27.06 per common share, prior to a discount for the lack of marketability (“DLOM”) being applied. The OPM assumptions included a time to liquidity event of two years and a volatility of 71.2%. The term considers the need for additional capital in this scenario. A DLOM of 22.5% was applied based on various put option models assuming a term of two years and a common stock volatility of 78.7% resulting in a per common share value of $20.97 at January 11, 2021 under the Continuing Operations Scenario.

Transaction Scenario:

Under the transaction scenario (the “Transaction Scenario”), we assumed a pre-money equity value of $5,000.0 million, which resulted in a per share value of $33.83 per common share, prior to a discount for the lack of marketability being applied. A DLOM of 8.5% was applied based on various put option models assuming a term of four months and overall company volatility of 66.1% as well as a present value factor of 10.5% based on the same term, resulting in a per common share value of $30.95 at January 2021 under the Transaction Scenario.

The application of the Hybrid Method resulted in a per common share value of $28.45 at January 11, 2021. Such value was derived based on a weighted average value assigned to the Continuing Operations Scenario at $20.97 (25%) and Transaction Scenario at $30.95 (75%). The weightings reflected the uncertainty regarding the potential transaction between us and RTP, taking into account the non-binding nature of the LOI and the preliminary stage of the due diligence and PIPE Investment processes. We entered into the Merger Agreement with RTP on February 23, 2021, at which point we believed the likelihood of the consummation of the Merger increased significantly.

Impact on Measurement of Share-based Payment Awards — We granted approximately 4.1 million options during the year ended December 31, 2020. During the six months ended on June 30, 2021, we granted approximately 3.1 million restricted stock units. The following chart reflects the date of the option grant, the number of options granted, and the fair value of the underlying common stock used to value such awards for accounting purposes. Such options were measured at fair value on the date of grant.

Date of Option Grant	Number of Options Granted	Number of RSUs granted

2/10/2020	37,500	—

4/20/2020	1,736,750	—

6/23/2020	299,500	—

9/3/2020	335,450	—

11/10/2020	989,175	—

12/18/2020	735,354	—

12/26/2020	3,774	—

1/19/2021	—	1,123,941

2/23/2021	—	963,293

4/5/2021	—	352,758

6/14/2021	—	627,011

In performing the February 23, 2021 409A valuation, we utilized the same methodology and approach as for the January 11, 2021 409A valuation, with the exception of the following updates to the assumptions and inputs:

Continuing Operations Scenario:

We utilized an income approach to estimate the enterprise value of Joby and the option pricing model to allocate the resulting enterprise value to the various classes of securities of Joby, resulting in a per share value of $27.61 per common share, prior to a discount for the lack of marketability (“DLOM”) being applied. The OPM assumptions included a time to liquidity event of 1.85 years and a volatility of 72.6%. The term considers the need for additional capital in this scenario. A DLOM of 22.5% was applied based on various put option models assuming a term of two years and a common stock volatility of 80.1% resulting in a per common share value of $21.32 at February 23, 2021 under the Continuing Operations Scenario.

Transaction Scenario:

We assumed a pre-money equity value of $5,000.0 million, which resulted in a per share value of $33.29 per common share, prior to a discount for the lack of marketability being applied. A DLOM of 8.0% was applied based on various put option models assuming a term of four months and overall company volatility of 58.8% as well as a present value factor of 10.5% based on the same term, resulting in a per common share value of $30.63 at February 23, 2021.

The application of the Hybrid Method resulted in a per common share value of $29.70 at February 23, 2021. Such value was derived based on a weighted average value assigned to the Continuing Operations Scenario at $21.32 (10%) and Transaction Scenario at $30.63 (90%). The weightings reflected the decreased uncertainty regarding the potential transaction between us and RTP as compared to the January 11, 2021 valuation, taking into account the signing of the Merger Agreement with RTP on February 23, 2021, at which point we believed the likelihood of the consummation of the Merger increased significantly.

In performing the June 14, 2021 409A valuation, we utilized the same methodology and approach as for the February 23, 2021 409A valuations, with the exception of the following updates to the assumptions and inputs:

Continuing Operations Scenario:

We utilized an income approach to estimate the enterprise value of Joby and the option pricing model to allocate the resulting enterprise value to the various classes of securities of Joby, resulting in a per share value of $29.03 per common share, prior to a discount for the lack of marketability (“DLOM”) being applied. The OPM assumptions included a time to liquidity event of 1.55 years and a volatility of 76.2%. The term considers the need for additional capital in this scenario. A DLOM of 21.5% was applied based on various put option models assuming a term of 1.55 years and a common stock volatility of 83.5% resulting in a per common share value of $22.79 at June 14, 2021 under the Continuing Operations Scenario.

Transaction Scenario

We assumed a pre-money equity value of $4,860.0 million, which resulted in a per share value of $33.60 per common share, prior to a discount for the lack of marketability being applied. A DLOM of 5.0% was applied based on various put option models assuming a term of 49 days and overall company volatility of 60.2% as well as a present value factor of 10.5% based on the same term, resulting in a per common share value of $31.92 at June 14, 2021.

The application of the Hybrid Method resulted in a per common share value of $31.01 at June 14, 2021. Such value was derived based on a weighted average value assigned to the Continuing Operations Scenario at $22.79 (10%) and Transaction Scenario at $31.92 (90%). The weightings reflected the decreased uncertainty regarding the potential transaction between us and RTP as compared to the January 11, 2021 valuation, taking into account the signing of the Merger Agreement with RTP on February 23, 2021, at which point we believed the likelihood of the consummation of the Merger increased significantly.

To evaluate the fair value of the underlying shares for grants taking place on dates between the dates of any two independent valuations, a linear interpolation framework was used to evaluate the fair value of the underlying shares granted between such two valuation dates. Joby determined that a linear interpolation was appropriate as there were no material changes in our business, research and development activities, cost structure or financial condition in the intervening period. Other than the non-binding LOI, which was not signed between us and RTP until January 22, 2021, there were no material transactions during the intervening period that would impact our valuation.

Recent Accounting Pronouncements

See Note 2 of our consolidated financial statements included elsewhere in this prospectus for more information regarding recently issued accounting pronouncements.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Reinvent is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period,

We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company and (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures about Market Risk

Management’s discussion and analysis of the quantitative and qualitative disclosures about market risk is included in the Proxy Statement/Prospectus in the section titled “Joby’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk” beginning on page 235, which is incorporated herein by reference.

Properties

The Company’s facilities are described in the Proxy Statement/Prospectus in the section titled “Information About Joby—Facilities and Office Space” on page 218 and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock following the consummation of the Business Combination and the PIPE Investment by:

•	each person who is known to be the beneficial owner of more than 5% of shares of Common Stock;

•	each of Joby’s current named executive officers and directors; and

•	all current executive officers and directors of Joby as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, Joby believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our voting shares by:

•	each person who is known to be the beneficial owner of more than 5% of our voting shares;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Percentage ownership of our voting securities is based on 603,887,944 shares of our common stock issued and outstanding as of August 10, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares	% of Ownership
Name and Address of Beneficial Owner(1)
5% Holders
Joby Holdings, Inc.	98,802,553	16.4%
Entities affiliated with Sciarra Management Trust(2)	59,962,168	9.9%
Entities affiliated with Toyota Motor Corporation(3)	78,752,611	13.0%
Entities affiliated with Intel Capital Corporation(4)	46,040,786	7.6%
Entities affiliated with Capricorn(5)	37,455,596	6.2%
Mark Pincus(6)(7)	33,163,333	5.4%
Directors and Executive Officers
JoeBen Bevirt(8)	98,696,150	16.3%
Bonny Simi	141,454	*
Justin Lang(9)	321,912	*
Kate DeHoff	—	*
Matthew Field	—	*
Eric Allison	—	*
Gregory Bowles(10)	148,340	*
Paul Sciarra(2)	59,962,168	9.9%
Reid Hoffman(6)(11)	30,663,333	4.9%
Aicha Evans(12)	9,781	*
James Kuffner(13)	78,752,611	13.0%
Halimah DeLaine Prado	—	*
Dipender Saluja(14)	37,455,596	6.2%
Laura Wright	—	*
Didier Papadopoulos	—	*
All Joby Aviation directors and executive officers as a group (15 individuals)	306,151,345	50.7%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of those listed in the table above is 2155 Delaware Avenue, Suite #225, Santa Cruz, CA 95060.
(2)

Consists of (i) 49,540,579 shares of Joby Aviation common stock held by the Sciarra Management Trust, (ii) 10,371,589 shares of Joby Aviation common stock held by Joby Holdings, Inc. for which Sciarra Management Trust is expected to exercise voting and dispositive power and (iii) 50,000 shares held by the Sciarra Foundation. Mr. Sciarra has voting, investment and dispositive power over the shares held in the Sciarra Management Trust and the Sciarra Foundation, and therefore may be deemed to be the beneficial owner of such shares. The address for U.S. Trust Company of Delaware, as agent for Sciarra Management Trust, is 2951 Centerville Road, Suite 200, Wilmington, DE 19808.

(3)

Consists of (i) 72,871,831 shares of Joby Aviation common stock held by Toyota Motor Corporation, (ii) 5,813,286 shares of Joby Aviation common stock held by Toyota A.I. Ventures Fund I, L.P., and (iii) 67,494 shares of Joby Aviation common stock held by Toyota A.I. Ventures Parallel Fund I-A, L.P. Toyota Motor Corporation has dispositive control over the shares held by Toyota A.I. Ventures Fund I, L.P. and Toyota A.I. Ventures Parallel Fund I-A, L.P. and may be deemed to beneficially own such shares. The business address for Toyota Motor Corporation is 4-7-1 Meieki, Nakamura-ku, Nagoya, Aichi 450-8171, Japan.

(4)

Consists of (i) 38,947,301 shares of Joby Aviation common stock held of record by Intel Capital Corporation and (ii) 7,093,485 shares of Joby Aviation common stock held of record by Middlefield Ventures, Inc. Each of Intel Capital Corporation and Middlefield Ventures, Inc. is a direct or indirect wholly-owned subsidiary of Intel Corporation. Intel Capital Corporation and Middlefield Ventures, Inc. share voting and investment power over their respectively held shares with Intel Corporation. The address for each of Intel Capital Corporation and Middlefield Ventures, Inc. is c/o Intel Corporation, 2200 Mission College Blvd., M/S RN6-59, Santa Clara, CA, 95054, Attn: Intel Capital Portfolio Manager.

(5)

Consists of (i) 10,193,889 shares of Joby Aviation common stock held by Capricorn-Libra Investment Group, L.P., (ii) 26,086,247 shares of Joby Aviation common stock held by Technology Impact Fund, L.P., and (iii) 1,175,460 shares of Joby Aviation common stock held by Technology Impact Growth Fund, L.P. Capricorn-Libra Partners, LLC is the general partner of Capricorn-Libra Investment Group, L.P., TIF Partners, LLC is the general partner of Technology Impact Fund, L.P. and TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, L.P. Capricorn-Libra Partners, LLC is wholly owned by Dipender Saluja. TIF Partners, LLC is owned by Ion Yadigaroglu and Dipender Saluja. TIGF Partners, LLC is owned by Ion Yadigaroglu, Dipender Saluja and Capricorn Investment Group, LLC. The business address of each of Capricorn-Libra Investment Group, L.P., Technology Impact Fund, L.P., Technology Impact Growth Fund, L.P., Capricorn-Libra Partners, LLC, TIF Partners, LLC and TIGF Partners, LLC is 250 University Avenue Palo Alto, CA 94301.

(6)

Messrs. Hoffman and Pincus may be deemed to beneficially own Joby Aviation common stock and Joby Aviation private placement warrants held by Reinvent Sponsor LLC by virtue of their shared control over Reinvent Sponsor LLC. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of the securities held by Reinvent Sponsor LLC except to the extent of their actual pecuniary interest therein. The address of Reinvent Sponsor LLC is 215 Park Avenue, Floor 11, New York, NY 10003.

(7)

Consists of (i) 17,130,000 shares of Joby Aviation common stock held by Reinvent Sponsor LLC, (ii) 11,533,333 shares of Joby Aviation common stock underlying the private placement warrants held by Reinvent Sponsor LLC, (iii) 1,200,000 shares of Joby Aviation common stock held by Workplay Ventures LLC, (iv) 800,000 shares of Joby Aviation common stock held by MJP DT Holdings LLC and (v) 2,500,000 shares of Joby Aviation common stock held by Reinvent Capital Fund LP. Mr. Pincus may be deemed to beneficially own the shares held by Workplay Ventures LLC, MJP DT Holdings LLC and Reinvent Capital Fund LP. Mr. Pincus disclaims beneficial ownership of the securities held by Workplay Ventures LLC, MJP DT Holdings LLC and Reinvent Capital Fund LP, except to the extent of his actual pecuniary interest therein. The address of Mr. Pincus and Reinvent Capital Fund LP is 215 Park Avenue, Floor 11, New York, NY 10003. The address of Workplay Ventures LLC is 3450 Sacramento St., Unit 720, San Francisco, CA 94118. The address of MJP DT Holdings LLC is 3450 Sacramento St, Unit 722, San Francisco, CA 94118.

(8)

Consists of (i) 29,748,420 shares of Joby Aviation common stock held by JoeBen Bevirt, as trustee of The Joby Trust, (ii) 34,571,963 shares of Joby Aviation common stock held by Joby Holdings, Inc. for which the JoeBen Bevirt 2020 Descendants Trust, dated December 26, 2020 is expected to exercise voting and dispositive power, and (iii) 34,375,767 shares of Joby Aviation common stock held by Joby Holdings, Inc. for which The Joby Trust is expected to exercise voting and dispositive power. Mr. Bevirt has voting and dispositive power over the shares held in the Joby Trust and the JoeBen Bevirt 2020 Descendants Trust, dated December 26, 2020, and therefore may be deemed to be the beneficial owner of such shares. The business address for The Joby Trust and the JoeBen Bevirt 2020 Descendants Trust, dated December 26, 2020, is 2155 Delaware Avenue, Santa Cruz, CA 95060.

(9)

Consists of (i) 77,786 shares of Joby Aviation common stock and (ii) 244,133 shares of Joby Aviation common stock issuable upon exercise of outstanding stock options exercisable within 60 days from August 10, 2021.

(10)

Consists of (i) 57,610 shares of Joby Aviation common stock and (ii)90,734 shares of Joby Aviation common stock issuable upon exercise of outstanding stock options exercisable within 60 days from August 10, 2021.

(11)

Consists of (i) 17,130,000 shares of Joby Aviation common stock held by Reinvent Sponsor LLC, (ii) 11,533,333 shares of Joby Aviation common stock underlying the private placement warrants held by Reinvent Sponsor LLC and (iii) 2,000,000 shares of Joby Aviation common stock held by Reprogrammed Interchange LLC (“Reprogrammed”). Mr. Hoffman may be deemed to beneficially own the shares held by Reprogrammed by virtue of his voting and investment control over Reprogrammed. The address of Mr. Hoffman is 215 Park Avenue, Floor 11, New York, NY 10003. The address of Reprogrammed is c/o Frank Huang, Freeland Cooper & Foreman, 150 Spear Street, Suite 1800, San Francisco, CA 94105.

(12)	Consists of 9,781 shares of Joby Aviation common stock issuable upon exercise of outstanding stock options exercisable within 60 days from August 10, 2021.
(13)

Consists of (i) 72,871,831 shares of Joby Aviation common stock held by Toyota Motor Corporation, (ii) 5,813,286 shares of Joby Aviation common stock held by Toyota A.I. Ventures Fund I, L.P., and (iii) 67,494 shares of Joby Aviation common stock held by Toyota A.I. Ventures Parallel Fund I-A, L.P.Toyota Motor Corporation has dispositive control over the shares held by Toyota A.I. Ventures Fund I, L.P. and Toyota A.I. Ventures Parallel Fund I-A, L.P. and may be deemed to beneficially own such shares. Mr. Kuffner is a director of Toyota Motor Corporation and disclaims beneficial ownership of all applicable shares except to the extent of his actual pecuniary interest in such shares.

(14)

Consists of (i) 10,193,889 shares of Joby Aviation common stock held by Capricorn-Libra Investment Group, L.P., (ii) 26,086,247 shares of Joby Aviation common stock held by Technology Impact Fund, L.P., and (iii) 1,175,460 shares of Joby Aviation common stock held by Technology Impact Growth Fund, L.P. Capricorn-Libra Partners, LLC is the general partner of Capricorn-Libra Investment Group, L.P., TIF Partners, LLC is the general partner of Technology Impact Fund, L.P. and TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, L.P. Capricorn-Libra Partners, LLC is wholly owned by Dipender Saluja. TIF Partners, LLC is owned by Ion Yadigaroglu and Dipender Saluja. TIGF Partners, LLC is owned by Ion Yadigaroglu, Dipender Saluja and Capricorn Investment Group, LLC. Mr. Saluja disclaims beneficial ownership of all applicable shares except to the extent of his actual pecuniary interest in such shares.

Directors and Executive Officers

Upon the consummation of the transactions contemplated by the Merger Agreement and documents related thereto, and in accordance with the terms of the Merger Agreement, each executive officer of RTP ceased serving in such capacities, and each of Mark Pincus, Michael Thompson, Sherry Coutu, Charles Hudson, Kristina Salen and Fei-Fei Li ceased serving on RTP’s board of directors.

JoeBen Bevirt, Aicha Evans, James Kuffner, Halimah DeLaine Prado, Dipender Saluja, Paul Sciarra and Laura Wright were appointed as directors of Joby by the holders of Class B common stock of RTP, to serve until the end of their respective terms and until their successors are elected and qualified, with Paul Sciarra appointed to serve as Chairman of the Board. Aicha Evans, Halimah DeLaine Prado and Laura Wright were appointed to serve on Joby’s audit committee with Laura Wright serving as the chair and qualifying as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K.

JoeBen Bevirt was appointed as Joby’s Chief Executive Officer and Chief Architect, Matthew Field was appointed as Joby’s Chief Financial Officer and Treasurer, and Kate DeHoff was appointed as Joby’s General Counsel and Corporate Secretary.

Joby’s directors and executive officers after the consummation of the Business Combination are described in the Proxy Statement/Prospectus in the section titled “Management of Joby Aviation Following the Business Combination” beginning on page 236, and that information is incorporated herein by reference.

Additionally, interlocks and insider participation information regarding Joby’s executive officers is described in the Proxy Statement/Prospectus in the section titled “Management of Joby Aviation Following the Business Combination—Compensation Committee Interlocks and Insider Participation” beginning on page 241 and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of Old Joby’s executive officers is described in the Proxy Statement/Prospectus in the section titled “Executive Compensation” beginning on page 242 and that information is incorporated herein by reference.

Director Compensation

The compensation of Old Joby’s directors is described in the Proxy Statement/Prospectus in the section titled “Executive Compensation—Director Compensation” beginning on page 244 and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

Certain relationships and related party transactions of Joby are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Party Transactions” beginning on page 250 and are incorporated herein by reference.

Director Independence

Certain relationships and related party transactions of Joby are described in the Proxy Statement/Prospectus in the section titled “Management of Joby Aviation Following the Business Combination—Director Independence” on page 239 and are incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About RTP—Legal Proceedings” beginning on page 198, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of Joby’s common stock and Joby’s warrants commenced trading on the NYSE under the symbols “JOBY” and “JOBY WS,” respectively, on August 11, 2021, in lieu of the Class A common stock, warrants and units of RTP. Joby has not paid any cash dividends on its shares of common stock to date. It is the present intention of the Board to retain all earnings, if any, for use in Joby’s business operations and, accordingly, Joby’s board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon Joby’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of Joby to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Information respecting RTP’s Class A common stock, warrants and units and related stockholder matters are described in the Proxy Statement/Prospectus in the section titled “Market Price and Dividend Information” on page 33 and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Report concerning the issuance and sale by Joby of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities

The description of Joby’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of Joby Aviation Securities” beginning on page 260 and is incorporated herein by reference.

Indemnification of Directors and Officers

The indemnification of Joby’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Description of Joby Aviation Securities—Limitations on Liability and Indemnification of Officers and Directors” beginning on page 262 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

At the Closing, Joby consummated the PIPE Investment. The disclosure under Item 2.01 of this Report relating to the PIPE Investment is incorporated into this Item 3.02 by reference.

Joby issued the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with Joby’s transfer agent). The parties also had adequate access, through business or other relationships, to information about Joby.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 to this Report is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth above under Item 1.01 and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections titled “Directors and Executive Officers”, “Executive Compensation”, “Director Compensation” and “Certain Relationships and Related Transactions” in Item 2.01 of this Report is incorporated herein by reference.

2021 Equity Incentive Plan

At the Special Meeting, the RTP stockholders considered and approved the Joby Aviation, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”). The Incentive Award Plan was previously approved, subject to stockholder approval, by RTP’s board of directors on February 23, 2021. The Incentive Award Plan became effective immediately upon the Closing.

A summary of the terms of the Incentive Award Plan is set forth in the Proxy Statement/Prospectus in the section titled “Incentive Award Plan Proposal” beginning on page 152 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Such summary and the foregoing description are qualified in their entirety by reference to the text of the Incentive Award Plan, a copy of which is attached hereto as Exhibit 10.12 and incorporated herein by reference.

2021 Employee Stock Purchase Plan

At the Special Meeting, the RTP stockholders considered and approved the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by RTP’s board of directors on February 23, 2021. The ESPP became effective immediately upon the Closing.

A summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus in the section titled “ESPP Proposal” beginning on page 159 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Such summary and the foregoing description are qualified in their entirety by reference to the text of the ESPP, a copy of which is attached hereto as Exhibit 10.15 and incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “BCA Proposal” beginning on page 86, which is incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 2.01 of this Report is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 10, 2021, Joby issued a press release announcing the Closing. A copy of the press release is filed hereto as Exhibit 99.2 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.2, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings. This Report will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The (i) audited consolidated financial statements of Old Joby as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus beginning on page F-49 of the Proxy Statement/Prospectus and (ii) unaudited condensed consolidated financial statements of Old Joby as of and for the periods ended June 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of RTP and Old Joby as of and for the six months ended June 30, 2021 and as of and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of February 23, 2021, by and among the Registrant, RTP Merger Sub Inc. and Joby Aero, Inc., (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

3.1	Amended and Restated Certificate of Incorporation of Joby Aviation, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

3.2	Bylaws of Joby Aviation, Inc., to become effective upon Domestication (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

4.1	Warrant Agreement, dated as of September 16, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

4.1(a)	Form of Amendment to the Warrant Agreement, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.1	Sponsor Support Agreement, dated as of February 23, 2021, by and among the Registrant, Reinvent Sponsor LLC and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.2	Sponsor Agreement, dated as of February 23, 2021, by and among the Registrant, Reinvent Sponsor LLC and Joby Aero, Inc. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.4†	Amended and Restated Registration Rights Agreement, by and among Joby Aviation, Inc. and the other parties thereto.

10.5	Form of Majority Company Equityholders Lock-Up Agreement (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021.

10.6	Form of Other Company Equityholders Lock-Up Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021.

10.7	Letter Agreement, dated as of September 16, 2020, by and among the Registrant, Reinvent Sponsor LLC and the other party thereto (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.8	Investment Management Trust Agreement, dated as of September 16, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.9	Support Services Agreement, dated as of September 16, 2020, by and between the Registrant and Reinvent Capital LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.10	Sponsor Warrants Purchase Agreement, dated as of September 16, 2020, by and between the Registrant and Reinvent Sponsor LLC (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.11	Form of Indemnification Agreement.

10.12+	Joby Aviation, Inc. 2021 Incentive Award Plan.

10.13+	Form of Stock Option Agreement (included in Exhibit 10.12).

10.14+	Form of Restricted Stock Unit Award Agreement (included in Exhibit 10.12).

10.15+	Joby Aviation, Inc. 2021 Employee Stock Purchase Plan.

10.16#	Collaboration Agreement, dated as of January 11, 2021, by and between Joby Aero, Inc. and Uber Technologies, Inc. (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.17#	Amended and Restated Collaboration Agreement, dated as of August 30, 2019, by and between Joby Aero, Inc. and Toyota Motor Corporation (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.18#	Memorandum of Understanding, dated as of February 20, 2021, by and between Joby Aero, Inc. and Toyota Motor Corporation (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.19#	Modification to Other Transaction for Prototype Agreement, dated as of July 14, 2020, by and between Joby Aero, Inc. and The United States Air Force (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4 (File No. 333-254988) filed on July 6, 2021).

10.20(a)	Form of Majority Company Equityholders Lock-Up Agreement.

10.20(b)	Form of Other Company Equityholders Lock-Up Agreement.

14.1	Joby Aviation, Inc. Code of Business Conduct and Ethics.

16.1	Response Letter from WithumSmith + Brown, PC.

99.1	Unaudited condensed consolidated financial statements of Old Joby as of and for the periods ended June 30, 2021 and 2020.

99.2	Unaudited pro forma condensed combined financial information of RTP and Old Joby as of and for the six months ended June 30, 2021 and as of and for the year ended December 31, 2020.

99.3	Press Release dated August 10, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan.
#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item 601(b)(10).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joby Aviation, Inc.

Date: August 16, 2021	By:	/s/ Matthew Field
	Name:	Matthew Field
	Title:	Chief Financial Officer